Exhibit 99.1

SandRidge Energy, Inc. and Arena Resources, Inc. Announce Closing of Merger

OKLAHOMA CITY and TULSA, Okla., July 16 /PRNewswire-FirstCall/ – SandRidge Energy, Inc. (NYSE: SD) and Arena Resources, Inc. (NYSE: ARD) today jointly announced that special meetings of the stockholders of each of SandRidge and Arena were held this morning. The Arena stockholders approved the merger with SandRidge. The SandRidge stockholders approved proposals to issue SandRidge common stock to Arena stockholders as part of the merger consideration and to amend SandRidge’s certificate of incorporation to increase the number of authorized shares of its capital stock.

Following the meetings, the companies consummated the merger. Trading in Arena’s common stock on the New York Stock Exchange will cease after the market closes today.

Deutsche Bank Securities Inc. served as financial advisor and provided a fairness opinion to SandRidge in connection with the merger. SandRidge was represented by Covington & Burling LLP. SunTrust Robinson Humphrey, Inc. served as financial advisor to Arena, and Tudor, Pickering, Holt & Co. Securities, Inc. provided a fairness opinion to Arena, in connection with the merger. Arena was represented by Johnson & Jones, P.C. and Haynes and Boone, LLP.

SandRidge

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the West Texas Overthrust, Permian Basin, Mid-Continent, Cotton Valley Trend in East Texas, Gulf Coast, and Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.

CONTACT:

Kevin R. White
Senior Vice President
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
+1 (405) 429-5515